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                                                                   EXHIBIT 99.2

                                                          FOR IMMEDIATE RELEASE

Contact:  Tom Mayer
          Symplex Communications
          (480) 502-9294
          bulldog810@aol.com

               SYMPLEX COMMUNICATIONS OCTOBER 2000 BOARD MEETING

WHITMORE LAKE, MI, OCTOBER 13, 2000--Symplex(R) Communications Corporation (CDNX:SYC.U.), a worldwide provider of custom Internet solutions, announced today that at the normally scheduled Board meeting Tom Mayer, the interim President & CEO, proposed and the Board accepted, that immediate action be taken to explore the sale, in whole or in parts, of the assets of the company. Merging with a private company will also be explored. U.S. telecommunication companies have been targeted, in addition to international companies operating in China, India, and South America.

The Board also announced the previous election of Mark Wilkie to the Board. Mr. Wilkie has been the owner of Livonia building materials Company since 1981. This has grown to a controlling interest in 9 companies, resulting in over $100 million in sales in 1999. Mr. Wilkie is also a founding and current Board member of the Drake Group LLC. He holds a Business degree from the University of Michigan and a Juris Doctorate degree from Wayne State University. "Mr. Wilkie brings extensive executive management experience to Symplex. We are delighted to have him on the Board," stated Tom Mayer, Interim President and CEO.

About Symplex Communications

Symplex, headquartered in Whitmore Lake, Mich, manufactures network enhancement devices that provide cost savings, improved throughput performance, and reliability for enterprise networks. Symplex is best known for the Datamizer(R) line of data compressors that optimize leased lines, satellite links, and frame relay circuits. In addition to Datamizers, Symplex also manufactures the DirectRoute(R) line of switching access systems designed specifically for cost-effective high-speed Internet and intranet access. Founded in 1981, Symplex is the most long-standing internetworking solutions provider with a 19-year record of technological innovation. Symplex is a SEC registered and publicly held company, traded on the Canadian Venture Exchange under the ticker symbol SYC.U.

                                    -more-

The statements contained in this press release which are not historical in nature are forward-looking statements based on current expectations that involve risks and uncertainties. Symplex's actual results may differ materially from the results or expectations discussed in the forward-looking statements. Factors that might cause such a difference include risks associated with the effectiveness of the Company's sales and marketing strategies to reengage with its Datamizer installed based, its ability to raise additional capital, the appeal of the Company's family of products, and the ability of the Company to enter into strategic alliances and collaborate with others in the industry. These and other risks are
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detailed from time to time in the Company's reports filed with the SEC, including its Form 10-KSB for the year ended December 31, 1999 and its Form 10-QSB for the quarter ended June 30, 2000.

For more information, contact Symplex Communications at 734/449-9370 or on the Web at www.symplex.com.

                                     # # #

Signed By:



Tom Mayer
Interim President and CEO
Symplex Communications Corporation